Exhibit 10.29

____________________________    2021

DEED OF AMENDMENT OF EMPLOYMENT AGREEMENT

between

ROCKLEY PHOTONICS LIMITED

and

ROCKLEY PHOTONICS HOLDINGS LIMITED

and

ANDREW RICKMAN

Deed of Amendment (the “Deed”)

Dated                    2021

Between

(1)

Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 8683015, with its registered address at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (the “Company”);

(2)

Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability, with its registered address at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, UK, WA14 2DT (“Holdco”); and

(3)	Andrew Rickman of _____________________ (the “Executive”), together (the “Parties”).

Recitals

A.

The Executive has been employed by the Company as its Chief Executive Officer pursuant to an Employment Agreement, dated April 1, 2020, by and between the Company and the Executive (the “Employment Agreement”), although the Executive’s period of continuous employment with the Company began on 9 September 2013.

B.

A Business Combination Agreement was entered into on 19 March 2021 (the “Business Combination Agreement”), between (1) SC Health Corporation, (2) Holdco, (3) Rockley Mergersub and (4) the Company pursuant to which, upon the consummation of the transactions contemplated therein (the “Closing”), among other things, the Company will become an indirect subsidiary of Holdings.

C.	Holdco, the Company and the Executive desire to amend the Employment Agreement to reflect certain changes agreed to which are conditional upon and will take effect on and from Closing.

It is agreed

1.	Amendments to the Employment Agreement

The Employment Agreement continues in full force and effect, subject to the following amendments:

1.1 Title

Clause 1 of the Employment Agreement shall be amended to state:

“You will continue be employed by the Company as Chief Executive Officer or in such other capacity as the Company may reasonably require. You will report to the Board of Directors (“Board”) of the Company or such other person as the Board of the Company may determine. In addition, after the Closing, you shall serve as the Chief Executive Officer and Chairman of HoldCo and report to HoldCo’s Board, and you agree to serve, if appointed or elected, as an officer or director of any other affiliate of the Company without further compensation.”

1.2 Job Duties

Following the Closing, all references to the Company and the Company’s Board in Clause 2 shall be deemed to also include HoldCo and HoldCo’s Board, respectively.

1.3 Salary and Bonus

The annual basic salary stated in Clause 7.1 of the Employment Agreement shall be amended from $244,180.60 USD per annum to $500,000.00 USD per annum, and the annual performance bonus target in Clause 7.4 shall be amended from 50% of Executive’s base salary to 100% of Executive’s base salary.

1.4 Hours of Work

The first sentence of Clause 10.1 of the Employment Agreement shall be amended to state:

“You agree to work such hours as may be necessary for the proper and efficient performance of your duties under this agreement and in any event not less than 40 working hours each week.”

1.5 Holidays

The second sentence of Clause 11.1 of the Employment Agreement shall be amended to state:

“You will be entitled to 33 working days of paid holiday entitlement in each full holiday year, inclusive of all recognised English public holidays but for the holiday year 2021 your holiday entitlement will be calculated on a pro rata basis applying 25.5 days from 1 January 2021 until the Closing and 33 days thereafter until 31 December 2021.”

1.6 Term of Employment

1.6.1 Clause 20.1 of the Employment Agreement shall be amended to state:

“Subject to the remainder of this clause 20, your employment may be terminated by the Company giving you not less than twelve (12) months written notice of termination of employment (or such longer notice period as may be required by applicable statute), and you must give the Company no less than twelve (12) months written notice of termination.”

1.6.2 Clause 20.2 of the Employment Agreement shall be amended to state:

“In the event of your employment being terminated by the Company, except for Cause as outlined in clause 20.3, or in the event of your resignation for Good Reason, you will be eligible to receive, subject to your execution of a Severance Agreement and Release of Claims relating to your employment and its termination in a form agreed with the Company, commencing no later than 60 calendar days after your last day of employment: (i) 100% of the sum of your annual base salary plus target annual bonus for the year in which the notice of termination occurs reduced by the amount of basic salary paid in lieu of notice pursuant to clause 20.4 (payable in equal instalments on the Company’s regular payroll schedule over the twelve-month period following your final day of employment), and (ii) continuation of all benefits for a period of twelve months following your final day of employment, including private medical cover, insurances, pension and other benefits on the same terms that were offered prior to termination. For the avoidance of doubt, the Company’s waiver, in whole or in part, of your obligation to serve notice of termination shall not constitute a termination of your employment by the Company giving rise to benefits under this clause 20.2.”

1.6.3 Clause 20.3 of the Employment Agreement shall be amended to state:

“The Company may terminate your employment for Cause, as determined by the Company acting in good faith, with immediate effect, without notice and without a payment in lieu of notice. A resignation by you shall be considered a constructive termination by the Company without Cause if the Company determines, acting reasonably, that such resignation was for Good Reason, and you shall not be required to provide notice of termination in accordance with clause 20.1 where your resignation qualifies as a resignation for Good Reason.”

Clause 20.4 of the Employment Agreement shall be amended to state:

“Without prejudice to the Company’s rights under clause 20.3, the Company may, in its absolute discretion and at any time (whether or not notice has been served by either party under clause 20.1 above), terminate your employment with immediate effect by giving to you written notice of such summary termination and such termination shall be lawful and not constitute a breach of this agreement provided that the Company, in its absolute discretion, pays to you a sum equal to the basic salary which would have been paid to you during the unexpired period of notice due to you under clause 20.1 of this agreement (payable in equal instalments on the Company’s regular payroll schedule over the twelve-month period following your final day of employment). For this purpose, any resignation by you shall be considered a constructive termination by the Company under this provision if the Company determines, acting reasonably, that such resignation was for Good Reason. For the avoidance of doubt, nothing in this clause 20.4 shall give you any right to receive such a payment in lieu of notice. In the event that the Company fails to make such a payment in lieu of notice to you (and clause 20.3 is not applicable), the termination shall constitute a breach of contract and you agree to take all reasonable steps to mitigate your losses. If paid, the payment in lieu of notice shall be subject to deductions for income tax, employee’s national insurance contributions and any other deductions required by law or permitted to be made under this agreement.”

1.7 Restrictions after termination of employment

Clause 21 of the Employment Agreement shall be amended and replaced with the following:

21.1 You agree and covenant to the Company that you will not, without the prior written permission of the Board, during the period of 12 months immediately following the Termination Date (less any period of Garden Leave), whether on your own behalf or on behalf of any individual, company, firm, business or other organisation, directly or indirectly:

a)

in connection with the carrying on of any business which competes in the Restricted Area with the Business, solicit or entice away from the Company or any Group Company the business or custom of any customer or Prospective Customer with which customer or Prospective Customer you had business dealings on behalf of the Company or any Group Company during the Relevant Period or about which customer or Prospective Customer you are privy to confidential information at the Termination Date;

b)

in connection with the carrying on of any business which competes in the Restricted Area with the Business, have any business dealings with, including by accepting any business, orders or custom from, any customer or Prospective Customer of the Company or any Group Company with which customer or Prospective Customer you had business dealings on behalf of the Company or any Group Company during the Relevant Period or about which customer or Prospective Customer you are privy to confidential information at the Termination Date;

c)

in connection with the carrying on of any business which competes in the Restricted Area with the Business, endeavour to entice away from the Company or any Group Company any supplies of goods or services being provided to the Company or any Group Company by any person, firm, company or organisation whom or which supplied goods or services to the Company or any Group Company during the Relevant Period with whom you had business dealings on behalf of the Company or any Group Company in the course of the Relevant Period or about whom you are privy to confidential information at the Termination Date;

d)

in any way seek to affect the terms of business on which the Company or any Group Company deals with any person, firm, company or organisation whom or which was a customer, agent, distributor or contractor of or whom or which supplied goods or services to the Company or any Group Company during the Relevant Period or act or omit to act in any manner which will or is likely to result in any such person, firm, company or organisation terminating or reducing the amount of business dealings with or the custom, services or supplies it provides to or for the Company or any Group Company;

e)

solicit, engage, or seek to entice away from the Company or any Group Company, or facilitate any such activities by another, any person employed or engaged by the Company or any Group Company as a director, officer, president or a vice president or any other person employed or engaged in a managerial, technical, engineering, sales, marketing, research and/or development capacity at the Termination Date with whom you had dealings during the Relevant Period. This restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the consultant, director or employee concerned; or

f)

employ or engage or offer to employ or engage any person employed or engaged by the Company or any Group Company as a director, officer, president or a vice president or any other person employed or engaged in a managerial, technical, engineering, sales, marketing, research or product development capacity at the Termination Date with whom you had dealings during the Relevant Period. This restriction shall apply regardless of whether the employment involves a breach of contract on the part of the consultant, director or employee concerned.

21.2 You agree and covenant to the Company that you will not, without the prior written permission of the Board, for a period of 12 months immediately following the Termination Date (less any period of Garden Leave):

a)	be engaged, appointed or employed within the Restricted Area by;

b)	undertake any duties in relation to the Restricted Area (wherever you are based) for; or

c)	be otherwise interested, concerned or involved in,

(as the context permits) any person, firm, company, corporation, business or organisation which competes in the Restricted Area with the Business.

PROVIDED THAT, such restrictions in this Section 21.2 shall not apply if the Executive is dismissed without Cause; and/or gives notice of resignation for Good Reason.

21.3 You agree and covenant to the Company that you will not, without the prior written permission of the Board, for a period of 12 months immediately following the Termination Date (less any period of Garden Leave):

a)	be engaged, appointed or employed within the Restricted Area by;

b)	undertake any duties in relation to the Restricted Area (wherever you are based) for;

c)	be otherwise interested, concerned or involved in,

(as the context permits) any person, firm, company, corporation, business or organisation which is a customer, of the Company or any Group Company.

PROVIDED THAT, such restrictions in this Section 21.3 shall not apply if the Executive is dismissed without Cause; and/or gives notice of resignation for Good Reason.

21.4 Each of the sub-clauses contained in clause 21 constitutes an entirely separate and independent covenant. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions or the validity of the rest of the agreement and that if any such restriction would be valid if some part thereof were deleted, such restrictions shall apply with such modification as may be necessary to make them effective.

21.5 You agree that if you receive an offer of employment, consultancy, directorship or other office or partnership during the continuance in force of any of the above, you will prior to acceptance of an offer, provide the party making the offer with copies of this clause and details of your notice period, the restrictions on your use and disclosure of confidential information and the clauses dealing with copyright and inventions.

21.6 You acknowledge that the Company is entering into this agreement not only for itself but also as the trustee of each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce each of its restrictions directly against you. If requested to do so by the Company, you will at any time enter into like restrictions as those contained in this clause 21 (mutatis mutandis) with any other Group Company.

21.7 Nothing in this clause 21 shall prohibit you from holding passive investments in any companies in which you hold less than 5% of the voting rights and/or the fully diluted share capital thereof.

21.8 Following the date upon which your employment terminates, you will not:

a)	represent yourself as being in any way connected with the business of the Company or any Group Company (except to the extent agreed by such Company); or

b)

carry on, cause or permit to be carried on any business under or using any name, trade mark, service mark, style, logo, get-up or image which is or has been used by the Company or any Group Company, or which in the reasonable opinion of the Company, is calculated to cause confusion with such a name, trade mark, service mark, style, logo, get-up or image or infer a connection with the Company or any Group Company.

1.8 Definitions:

1.8.1 Two new sub-clauses will be inserted immediately after the current sub-clause 30.4 of the Employment Agreement as follows:

30.5 “Cause” shall mean: (a) (i) you have failed or refused to perform your assigned duties for the Company or any Group Company (other than in the circumstances of Clause 14) after notice and a fifteen (15) day opportunity to cure, or (ii),in the reasonable view of the Company, you are guilty of serious misconduct, wilful neglect of duty, dishonesty, gross incompetence or gross negligence, (b) you are convicted of or plead guilty or nolo contendere or equivalent to a criminal offence, other than minor road traffic offences or similar offences, which has a detrimental impact on your ability to perform your role and/or brings the Company or any Group Company into disrepute; (c) serious breach of a fiduciary duty including but not limited to you utilising an opportunity for yourself instead of offering such opportunity to the Company or any Group Company if it is within the scope of the business of the Company or any Group Company or (d) material breach of the Employment Agreement.

30.6 “Closing” shall mean the consumption of the transactions contemplated in the Business Combination Agreement was entered into on 19 March 2021 between (1) SC Health Corporation, (2) Holdco, (3) Rockley Mergersub and (4) the Company pursuant to which, among other things, the Company will become an indirect subsidiary of Holdings.

1.8.2 A new sub-clause will be inserted immediately after the current sub-clause 30.5 of the Employment Agreement as follows:

“Good Reason” shall mean (i) without your written consent, the relocation of the principal place at which you provide services to the Company by thirty (30) miles, other than a direction that reduces your daily commute, (ii) a material reduction in your authority, duties, or responsibilities or change in title without your consent, provided that you shall consent to removal as Chairman where, in the reasonable opinion of the Board and after prior discussion with the Executive, such removal is in the best interests of the Company and its stockholders from a regulatory or governance perspective, (iii) failure of the Company to appoint or elect you to the Board or failure to be re-elected to, or removal of you from the Board (other than pursuant to your voluntary resignation without Good Reason, or a termination of your employment due to death or disability or for Cause), (iii) a reduction of your base salary without your prior consent other than non-material reductions consistent with changes to the base salaries of other members of the Company’s senior management team, or (iv) a material breach of this Agreement by the Company. You must (i) provide notice to the Company of the purported event giving rise to Good Reason within ninety (90) days after the event occurs, (ii) provide the Company with thirty (30) days to cure, and (iii) if not cured, resign with Good Reason within thirty (30) days after the end of the cure period. For the avoidance of doubt, the events described in clause 19 shall not constitute grounds for a termination for Good Reason or otherwise constitute a constructive termination by the Company.

1.8.3	The remaining provisions of clause 30 of the Employment Agreement shall be re-numbered accordingly.

2	Effective Date

The amendments to the Employment Agreement contained in Clause 1 of this Deed shall take effect on and from, and be contingent upon, the Closing.

3	Notices

3.1	Any communication to be made under or in connection with this Deed shall be made in writing and made in accordance with the terms of the Company Employment Agreement as varied by this Deed.

3.2

The contact details of each party for any communication or document to be made or delivered under or in connection with this Deed are set out in the Company Employment Agreement as varied by this Deed.

3.3

Any communication or document made or delivered by one person to another under or in connection with this Deed shall be effective in the manner set out in the Company Employment Agreement as varied by this Deed.

4	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

5	Governing law and jurisdiction

5.1	This Deed shall be governed by, and construed in accordance with, the laws of England and Wales.

5.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed.

Executed as a deed and delivered on the date appearing at the beginning of this Deed.

Executed as a deed by	)
ROCKLEY PHOTONICS	)
LIMITED acting	)
by a director in the presence of:	)	Director

Signature of witness:

Name of witness:

Address:

Executed as a deed by	)
ROCKLEY PHOTONICS	)
HOLDINGS LIMITED acting	)
by a director in the presence of:	)	Director

Signature of witness:

Name of witness:

Address:

Executed as a deed by	)
ANDREW RICKMAN	)
in the presence of:	)

Signature of witness:

Name of witness:

Address: